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                                                                    Exhibit 99.1

Press Release

SOURCE: Data Critical Corporation

Data Critical Continues Dispute with Distributor

BOTHELL, Wash., Aug 30 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA -
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news), a wireless communication technology company serving the healthcare
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market, announced today that it remains in a dispute with Medtronic
Physio-Control Corp., a distributor of Data Critical's alarm notification products, regarding Medtronic's failure to meet minimum end user distribution targets and to pay approximately $2.5 million in past due invoices for minimum payment obligations under the parties' distribution agreement. Data Critical intends to pursue all available legal remedies in an effort to ensure Medtronic's performance of its contractual obligations and to obtain appropriate relief, including monetary damages, for any failure of Medtronic to so perform. In accordance with the dispute resolution provisions of the distribution agreement, Medtronic on August 27, 2001 filed a formal demand for arbitration with the American Arbitration Association. According to the arbitration demand, Medtronic seeks relief from future and past minimum payment obligations, fees and costs, and monetary damages in an amount not less than $10 million. Data Critical intends to file a timely response with the American Arbitration Association denying the claims and seeking counterclaims for breach of contract and compensation for significant damages, including but not limited to all past and future minimum payments owed by Medtronic under the parties' distribution agreement.

About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM) and software for managing the care of cardiac patients with implanted devices. Data Critical's VitalCom subsidiary develops PatientNet(TM), a real-time open and wireless patient information network. Additional information about Data Critical is available at www.datacritical.com.

This press release contains forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time of the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "will," "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Data Critical's actual results include, but are not limited

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to, the "Important Factors That May Affect Our Business, Our Results of
Operations and Our Stock Price" described in our quarterly report on form 10-Q for the quarter ending June 30, 2001. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Data Critical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:
     Data Critical Corporation
     Michael Singer, 425/482-7000